Exhibit 99

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE EXCEEDS FIRST QUARTER EXPECATATIONS WITH

HIGHEST REVENUE IN COMPANY HISTORY

Delivers Record Q1 with 29% Year-Over-Year Revenue Growth and Adjusted EPS of $0.05, Net of Previously-Announced Restructuring Expenses

WALTHAM, Mass. – April 22, 2004 — Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced financial results for the quarter ended March 31, 2004.

Financial and business highlights for the quarter include:

•	Revenue of $39.9 million, representing 17% organic growth (which excludes revenue from the Company’s India acquisition) and 29% total growth compared to revenue of $30.9 million for the first quarter of 2003.

•	GAAP net income of $693,000 or $0.01 per share based on 48.7 million weighted average fully diluted common shares outstanding. This compares to a net loss of $229,000 or ($0.01) per share based on 31.7 million weighted average common shares outstanding for the same period last year.

•	Adjusted net income, which excludes restructuring and other expenses of $1.6 million, was $2.3 million or $0.05 per share.

•	Positive cash flow from operations of approximately $1.4 million. This was an increase of $2.8 million compared to the first quarter of 2003.

“We are gaining solid revenue growth from our established, long-term customer base while adding new strategic clients in a variety of industries,” said Rory Cowan, CEO, Lionbridge. “Because of the high quality levels of our offshore operations, we decided to increase our cost savings opportunities with additional restructuring during the quarter. While this resulted in some short-term incremental training and dislocation costs, the potential for our offshore operations is even stronger than we thought. Our revenue growth and increasing productivity trends give us confidence for continued growth and added earnings leverage in Q2 and 2004.”

The adjusted $2.3 million net income amount and $0.05 adjusted earnings per share are not determined in accordance with GAAP. Lionbridge management uses this non-GAAP measure in its analysis of the Company’s performance solely to provide information in a manner that management believes is most useful to investors—in this case, to highlight the exclusion of significant gains or losses or expenses that are unusual in nature.

The company also provided an overview of its expectations for the second quarter. Revenue is expected to be between $41.0 and $43.0 million. During the quarter Lionbridge also expects to complete the final phase of restructuring related to the integration of its India operation. Adjusted net income is expected to be $3.0-$4.5 million, excluding restructuring expenses, or $2.5-4.0 million on a GAAP basis. Lionbridge also confirmed its previously released 2004 guidance of approximately $160-170 million in revenue and expected adjusted net income of $15-19 million, excluding restructuring expenses, or $13-17 million on a GAAP basis.

The Company will host a conference call today at 12:00 pm EDT regarding the content of this release as well as the Company’s overall outlook going forward. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at www.lionbridge.com/webcast/Apr22. A replay will be available at this location for a week.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle - from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 21 solution centers in 10 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those statements relating to expected growth, net income, revenue, earnings, cost-saving opportunites and performance for the current and subsequent fiscal year and subsequent quarters. Lionbridge’s actual experience may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases to generate revenues; the loss of a major client or customer; the size, timing and recognition of revenue from major clients; Lionbridge’s ability to raise additional capital; customer delays or postponements of services; the impact of foreign currency fluctuations on its operating results and revenue growth; risks associated with management of growth; market acceptance of new service offerings; the failure to keep pace with the rapidly changing requirements of its clients; costs associated with and consequential to the integration of Lionbridge India and benefits realized from the acquisition; the ability to implement and realize cost efficiencies, the ability to recognize the benefits from offshore production capabilities and restructuring activities, and the timing and size of such restructuring activities; Lionbridge’s ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its solutions; political, economic and business fluctuations in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2004.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenue	$39,865	$30,851
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	24,571	18,959
Sales and marketing	3,584	2,816
General and administrative	8,150	6,933
Research and development	125	202
Depreciation and amortization	865	840
Amortization of acquisition-related intangible assets	99	115
Merger, restructuring and other charges	1,613	—
Stock-based compensation	119	156

Total operating expenses	39,126	30,021

Income from operations	739	830

Interest expense:
Interest (income) expense, net	(85)	761
Accretion of discount on notes payable	—	153
Other expense	38	42

Income (loss) before income taxes	786	(126)
Provision for income taxes	93	103

Net income (loss)	$693	$(229)

Net income (loss) per share of common stock:
Basic	$0.01	$(0.01)
Diluted	0.01	(0.01)

Weighted average number of common shares outstanding:
Basic	46,365	31,715
Diluted	48,714	31,715

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Amounts in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$30,808	$29,496
Restricted cash	—	338
Accounts receivable, net of allowances of $587 and $591 at March 31, 2004 and December 31, 2003 respectively	22,202	24,653
Work in process	11,390	8,609
Other current assets	2,388	2,188

Total current assets	66,788	65,284

Property and equipment, net	3,600	4,445
Goodwill	35,007	34,994
Other intangible assets, net	92	191
Other assets	885	1,076

Total assets	$106,372	$105,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,938	8,318
Accrued expenses and other current liabilities	16,647	14,278
Deferred revenue	2,663	3,850

Total current liabilities	26,248	26,446

Other long-term liabilities	1,862	1,914

Total stockholders’ equity	78,262	77,630

Total liabilities and stockholders’ equity	$106,372	$105,990